Exhibit 99.1

SeraCare Announces Third Quarter Financial Results

* Sales for the quarter increased 123% to $14.2 million

* EPS for the quarter increased 60% to $0.16

Conference Call Today 11:00 EST

Oceanside, Ca – August 10, 2005 –SeraCare Life Sciences, Inc. (Nasdaq: SRLS), today reported financial results for the fiscal 2005 third quarter ended June 30, 2005.

Sales for the fiscal 2005 third quarter increased 123% to $14.2 million compared with $6.4 million in the year-ago period. This $7.8 million increase in sales for the three months ended June 30, 2005 is primarily the result of acquisitions completed in 2004, as well as organic growth.

The company’s gross profit for its fiscal 2005 third quarter increased to $6.7 million, or 47% of sales from $2.4 million, or 38% of sales in the year-ago period. The increase in gross profit is a result of improved margins generated by a shift in product mix in both the biopharmaceutical and diagnostic segments, primarily as a result of the acquisitions completed in 2004.

Net income for the third quarter of fiscal 2005 increased 114% to $1.9 million, or $0.16 per diluted share, as compared to net income of $0.9 million, or $0.10 per diluted share, in the third quarter of fiscal 2004, despite an increase in interest expense resulting from borrowings to fund the 2004 acquisitions and a tax rate of 38% in the third quarter as compared to a 22.9% tax rate in the year ago period. The Company’s weighted average diluted share count increased approximately 30% to 12.2 million in the third quarter of fiscal 2005, compared to 9.4 million in the third quarter of fiscal 2004.

Michael F. Crowley, Jr., President and Chief Executive Officer of SeraCare Life Sciences, said, “The third quarter was an important quarter for the Company. We showed significant improvement in operating results reflecting the progress made in the integration of the acquisitions completed in 2004. Also, during our third quarter, we completed a public offering of our common stock, raising gross proceeds of $42.6 million, which allowed us to pay-down our revolving credit line by $9.6 million and has provided a cash resource for our pursuit of acquisition opportunities.”

The conference call can be accessed as follows:

U.S. Toll Free Dial-In number: 1-877-407-9205

International Dial-In number: 1-201-689-8054

A replay of the conference call will be available for seven days following the call. The replay dial-in number for the U.S. is 1-877-660-6853 and the dial-in number for international callers is 1-201-612-7415. The replay account number is 286. The replay PIN number is 164245.

About SeraCare Life Sciences

SeraCare Life Sciences, Inc. is a manufacturer and supplier of biological materials and services essential for the use and manufacture of diagnostic tests and the discovery, development and commercial production of pharmaceuticals. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the Global Repository®, comprised of clinical samples (DNA, RNA, tissue, and serum) for use in the drug discovery and development processes. SeraCare is headquartered in Oceanside, CA, and maintains facilities in Cambridge and West Bridgewater, MA; Frederick and Gaithersburg, MD; and Hatboro, PA. For more information please visit www.seracare.com.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Such factors include, but are not limited to (i) the Company’s ability to integrate the operations it acquired pursuant to its 2004 acquisitions into its own, (ii) the Company’s ability to retain its existing customers and attract new ones, (iii) the Company’s ability to timely develop and introduce new products and the success of those new product introductions, (iv) an interruption in the supply of diagnostic and therapeutic products or raw materials that the Company purchases from third parties and (v) risks related to international sales. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2004 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other public filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact:

The Trout Group

Lee Stern, 212-477-9007x22

lstern@troutgroup.com

SeraCare Life Sciences, Inc.

Statement of Income

(Unaudited)

(In whole dollars, except share data)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net Sales	$14,165,501	$6,365,239	$41,953,709	$17,803,445
Cost of sales	7,468,000	3,948,491	22,639,258	11,288,279

Gross profit	6,697,501	2,416,748	19,314,451	6,515,166
Research and development expenses	126,249	—	240,418	—
Selling, general and administrative expenses	2,965,982	1,200,004	8,384,350	3,577,236

Income from operations	3,605,270	1,216,744	10,689,683	2,937,930
Interest expense, net	497,040	49,873	1,683,245	118,017

Income before income tax expense	3,108,230	1,166,871	9,006,438	2,819,913
Income tax expense	1,181,127	268,380	3,422,446	277,776

Net income	$1,927,103	$898,491	$5,583,992	$2,542,137

Earnings per common share :
Basic	$0.17	$0.11	$0.54	$0.32

Diluted	$0.16	$0.10	$0.49	$0.28

Weighted average shares used in per share calculations:
Basic	11,105,119	8,116,924	10,298,104	7,887,824

Diluted	12,229,860	9,437,825	11,413,931	9,136,812

SeraCare Life Sciences, Inc.

Balance Sheets

(Unaudited)

(In whole dollars, except share data)

	June 30, 2005	September 30, 2004
Assets
Current assets
Cash and cash equivalents	$29,674,284	$1,475,869
Accounts receivable, net	11,451,853	12,025,081
Inventory	34,069,023	26,162,276
Prepaid expenses and other current assets	663,416	1,268,821

Total current assets	75,858,576	40,932,047

Property and equipment - net	6,840,276	6,489,044
Goodwill	33,606,384	34,131,442
Other intangible assets, net	6,574,375	6,404,131
Other assets	1,233,003	1,171,382

Total Assets	$124,112,614	$89,128,046

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,967,746	$7,180,473
Accounts payable to related parties	2,498,124	1,699,666
Accrued expenses	5,706,502	4,321,370
Current portion of long-term debt	3,864,355	3,807,660

Total current liabilities	16,036,727	17,009,169

Long-term debt	13,356,683	22,466,579
Notes payable, related parties	3,500,000	3,500,000
Other liabilities	354,732	388,577

Total current liabilities	33,248,142	43,364,325

Stockholders’ equity
Common stock	62,452,225	22,935,466
Additional paid-in capital	13,519,422	13,519,422
Retained earnings	14,892,825	9,308,833

Total stockholders’ equity	90,864,472	45,763,721

Total Liabilities and Stockholders’ Equity	$124,112,614	$89,128,046